                                                                     EXHIBIT 5.1



                                      650 Town Center Drive, 20th Floor
                                      Costa Mesa, California  92626-1925
                                      Tel: (714) 540-1235  Fax: (714) 755-8290
                                      www.lw.com

[LATHAM & WATKINS LLP LOGO]           FIRM / AFFILIATE OFFICES
                                      Boston          New Jersey
                                      Brussels        New York
                                      Chicago         Northern Virginia

October 19, 2004                      Frankfurt       Orange County

                                      Hamburg         Paris
                                      Hong Kong       San Diego
                                      London          San Francisco
                                      Los Angeles     Silicon Valley
                                      Milan           Singapore
                                      Moscow          Tokyo
                                                      Washington, D.C.

                                      File No. 029632-0000


VNUS Medical Technologies, Inc.
2200 Zanker Road, Suite F
San Jose, California 95131


           Re:       VNUS Medical Technologies, Inc.
                     Registration Statement on Form S-1 (File No. 333-117640)

Ladies and Gentlemen:

           We have acted as special counsel to VNUS Medical Technologies, Inc., a Delaware corporation (the "Company"), in connection with the proposed issuance (the "Offering") of up to 5,415,727 shares (including up to 706,399 shares subject to the underwriters' over-allotment option) (the "Shares") of common stock, par value $0.001 per share, of the Company (the "Common Stock"), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission on July 23, 2004 (File No. 333-117640), as amended by Amendment No. 1 filed on August 18, 2004, Amendment No. 2 filed on September 7, 2004, Amendment No. 3 filed on September 28, 2004 and Amendment No. 4 filed on October 15, 2004 (collectively, the "Registration Statement"). The Shares include 4,039,732 shares of Common Stock (including up to 706,399 shares subject to the underwriters' over-allotment option) offered by the Company (the "Primary Shares") and 1,375,995 shares of Common Stock offered by certain stockholders of the Company listed in the principal and selling stockholders table of the Registration Statement (the "Secondary Shares"). The Secondary Shares are issuable upon the conversion of the Company's Series C Preferred Stock, par value $0.001 per share (the "Series C Preferred Stock"), Series D Preferred Stock, par value $0.001 per share (the "Series D Preferred Stock"), and Series E Preferred Stock, par value $0.001 per share (the "Series E Preferred Stock"), immediately prior to the completion of the Offering. This opinion is being furnished in accordance with the requirements of Section 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.


           As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (a) assumed that proceedings proposed to be taken by the pricing committee of the Board of Directors of the Company to set the sale price will be timely completed in the manner proposed, (b) assumed that the proceedings proposed to be taken by the Company in connection with the issuance and delivery of the shares will be taken in a timely manner, and (c) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

VNUS Medical Technologies, Inc.
October 19, 2004


Page 2

[LATHAM & WATKIN LLP LOGO]


           We are opining herein as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

           Subject to the foregoing, it is our opinion that as of the date hereof:

           1. The Shares have been duly authorized by all necessary corporate action of the Company.

           2. Upon issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, the Primary Shares will be validly issued, fully paid and nonassessable.

           3. Upon the conversion of the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock into Common Stock in accordance with the terms of the Company's Amended and Restated Certificate of Incorporation immediately prior to the completion of the Offering, the Secondary Shares will be validly issued, fully paid and nonassessable.

           We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.



                                       Very truly yours,

                                       /s/ LATHAM & WATKINS LLP